Pingtan Marine Enterprise Closes Sale of Dredging Operating Subsidiary;

Provides Update on Fishing Business and Guidance for 2013 and 2014

FUZHOU, China, December 4, 2013 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) an integrated marine services company in the People’s Republic of China (PRC), today announced the closing of the previously announced sale of its 100% owned dredging subsidiary, China Dredging Group (“CDGC”) and its PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd. business and operating assets to an affiliate of the Company’s  Chairman, CEO and majority shareholder Mr. Xinrong Zhuo.

Terms and Background of the Transaction

As part of its diligence in evaluating the potential transaction, the Board received a fairness opinion from its independent financial advisor and investment banking firm, Duff and Phelps, LLC, and appraisal reports from BMI for the respective operating rights and licenses to conduct fishing services using the 20 new vessels. The Company had previously announced on October 28, 2013 that its Board, excluding Chairman and CEO Mr. Xinrong Zhuo, and the Company’s Senior Officer, Mr. Bin Lin, would evaluate any potential alternative proposals received during a 30 day period.

Under the terms of the proposed transaction, the consideration to be received by the Company consists of:

 (i) forgiveness of the Company's current $155.2 million 4% promissory note due on June 19, 2015; and

(ii) the transfer to the Company of the 25-year exclusive operating rights for 20 new fishing vessels, with such rights appraised at $216.1 million by BMI Appraisals Limited (“BMI”).

(iii) forgiveness of current consolidated accounts due from Pingtan to CDGC in the amount of  $172.1 million.

After receiving no alternative proposals, on December 3, 2013, the Board, excluding Chairman and CEO Mr. Xinrong Zhuo, and the Company’s Senior Officer, Mr. Bin Lin, unanimously approved moving forward with the transaction and executed and closed the Share Purchase Agreement.

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December 4, 2013

Highlights of the Pingtan Fishing Business

As a result of the closing, Pingtan now owns or has exclusive operating rights to 126 fishing vessels and licenses. These vessels have an average useful life of approximately 17 years, which includes the 20 newly-built and pre-owned fishing drifter vessels as part of this transaction. These vessels are fully licensed to fish in Indonesian or Indian waters. 114 of these vessels are operating in Arafura Sea in Indonesia, and the remaining 12 vessels are operating in the Bay of Bengal in India. The Company sells approximately 30 different species of fish to over 300 distributors and retailers in the PRC.

The Company expects to have all fishing vessels operating at full capacity by the end of April 2014.

The Company provided the following table to describe the current capacity of the Company.

	Number of Vessels	Type	Capacity (in tonnage)	Average Useful Life	Operating Timeline
	86	84 trawlers* and 2 drifters**	77,400 to 86,000	12.95	Full Capacity
	20	Trawlers	18,000 to 20,000	25	At Full Capacity by Feb. 2014
	20	Drifters	18,000 to 20,000	25	At Full Capacity by April 2014
Total	126	Trawlers/Drifters	113,400 to 126,000	16.78	Q2 2014 Full Capacity

* Trawling is a method of actively pulling or trawling a net along the sea.

** Drifting is a fishing technique where nets, called drift nets, hang vertically in the water column without being anchored to the bottom.

At current prices and operating at full capacity, each vessel is expected to generate annual net income of approximately $800,000 to $1 million.

Based on the Company’s current projections, Pingtan expects to report net income of between $40 and $43 million (excluding the discontinued dredging business) for the year ending December 31, 2013 and $80 and $85 million for the year ending December 31, 2014. This guidance is based on the current expected timeline for each vessel to operate at full capacity, taking into account maintenance and dry-docking requirements for certain vessels, strong continued demand, and current debt obligations.

Mr. Xinrong Zhou, stated, “We are very excited about the possibility of achieving a growing share in a highly fragmented global fishing market. We feel that our Company has the distribution network in place to properly execute on our plan of becoming a leading provider of quality fishing products for China’s growing consumer demand. With our current fleet, we will continue to build market share while also utilizing economies of scale with our distributors and wholesalers to pick up incremental margin. As a result, we have provided 2014 net income guidance of between $80 and $85 million. ”

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About Pingtan

Pingtan is a marine enterprises group, engaging in ocean fishing through its wholly-owned subsidiaries, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Definitive Proxy Statement and Registration Statement on Form S-3. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com